Exhibit 21.1

Consolidated Subsidiaries at December 31, 2001

McAfee.com	Limited
McAfee.com	International Limited
McAfee.com	Europe SARL
McAfee.com	Canada Corporation
Tufans,	Inc.
NeoWorx,	Inc.